Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RECORD SALES FOR FISCAL 2006 FOURTH QUARTER AND FULL YEAR
AKRON, Ohio — October 18, 2006 — A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the fiscal fourth quarter ended August 31, 2006 were $421.3 million, a new fourth-quarter record, surpassing the prior year’s result by 22.1%. Tonnage was up 13.9% from the fiscal 2005 fourth quarter. Higher prices and changes in product mix increased sales by 5.2%, while the translation effect of foreign currencies increased sales by 3.0%.
Net income for the fiscal 2006 fourth quarter was $7.5 million or $0.26 per diluted share, compared with $6.5 million or $0.21 per diluted share for the same period last year. The 2006 fiscal fourth quarter included a charge of approximately $0.9 million related to the adoption of SFAS 123(R) which requires recognition of expense for stock-based compensation. The translation effect of foreign currencies increased net income by $0.7 million for the quarter. Net income for the 2005 fourth quarter included a benefit of $1.0 million related to a change in U.S. tax rules allowing the Company to repatriate earnings from Europe at a lower tax cost than expected. This $1.0 million had been accrued during the first three quarters of 2005.
“We are pleased with our record sales performance and net income improvement in the fourth quarter,” said Terry L. Haines, chairman, president and chief executive officer. “Our European and North American operations both showed improvement over the prior-year quarter as gross profit was up approximately 17% and pre-tax earnings increased by 38%.”
Net sales for the 12-month period ended August 31, 2006 were $1.6 billion, a new record, up approximately 12.8% from fiscal 2005. Tonnage was up 9.1% from the prior year. The effect of higher prices and changes in product mix accounted for a 5.7% sales increase, while the effect of foreign currencies reduced sales by 2.0%.
Net income for fiscal 2006 was $32.7 million or $1.07 per diluted share, up $0.6 million or $0.04 per diluted share from $32.1 million or $1.03 per diluted share for fiscal 2005. The reduction in diluted shares outstanding for fiscal 2006, primarily as a result of the Company’s share repurchases, increased earnings by approximately $0.02 per diluted share. Significant, unusual items combined to reduce net income for fiscal 2006 by approximately $7.3 million. These items included:
•	Second- and third-quarter charges totaling $1.2 million related to ongoing tax audits;
•	A third-quarter benefit of $0.5 million, included in other income, reflecting the receipt of an insurance settlement;
•	A second-quarter charge of $5.0 million from the extinguishment of debt related to the Company’s refinancing;
•	First- and second-quarter tax charges totaling a net $2.2 million related to the repatriation of dividends from Europe; and
•	A second-quarter benefit of $0.6 million resulting from compensation received from suppliers’ cancellation of certain European distribution agreements.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

The translation effect of foreign currencies, primarily the euro, reduced net income by $1.6 million for fiscal 2006. Net income also included $4.5 million of charges related to the adoption of SFAS 123(R).
Net income for fiscal 2005 included a $0.5 million gain from the sale of a European office, a $1.0 million benefit from the refinement in assumptions related to freight in North America, and a $4.4 million tax benefit from the reversal of tax reserves no longer required due to a change in Mexican tax laws and the favorable settlement of a claim in Canada.
Europe (including Asia) Operations
Sales in the Company’s European operations, which includes Asia, were $297.3 million for the fiscal 2006 fourth quarter, an increase of $64.2 million or 27.6% over last year’s fourth quarter. For the 12-month period ended August 31, 2006, sales were $1.1 billion, an increase of $129.0 million or 13.0% from fiscal 2005. Tonnage was up 21.0% for the fourth quarter and 14.8% for the 12-month period. Higher prices and changes in product mix increased sales by 2.2% for the quarter and 1.6% for the full year. The translation effect of foreign currencies increased sales by 4.4% for the quarter and reduced sales by 3.4% for the 12-month period.
Gross profit for the fourth quarter increased $5.1 million or 14.8%, driven by the increased tonnage. Gross profit margin saw a decline to 13.3%, from 14.8% in the prior-year fourth quarter, as the mix effect on products sold was skewed to lower-margin products as planned. For the full year, gross profit was up $17.5 million or 11.9%, driven by the increase in tonnage. Gross profit margin for the year remained relatively flat at 14.6% compared with 14.7% in fiscal 2005.
North American Operations
North American sales for the 2006 fourth quarter were $124.0 million, up $12.0 million or 10.8% over last year’s fourth quarter. For the 12-month period ended August 31, 2006, sales were $493.6 million, up $54.2 million or 12.3% from fiscal 2005. Higher prices and changes in product mix increased sales by 10.9% for the quarter and 13.4% for the full year. Tonnage was flat for the quarter and down 2.1% for the full year. The translation effect of foreign currencies had a negligible effect in both the quarter and the full year.
Although tonnage was flat, gross profit for the fourth quarter increased $2.6 million or 26.1% from the year-earlier period, driven by favorable pricing and changes in product mix. Gross profit margin increased to 10.0% from 8.8%. For the full year, gross profit was up $9.8 million or 21.3%, driven by the increase in sales price leading to an improvement in gross profit margin to 11.4% from 10.5%.
“We have made significant progress toward improving our North American business,” Haines said. “Our North American team is working on a number of projects that we believe will add significant value in the coming years. I am pleased with their focus and dedication to continuous improvement in such a challenging business climate.”
Repurchase of Shares
During the fourth quarter, A. Schulman repurchased 1.6 million shares of common stock at an average price of $22.51 per share. During the 2006 fiscal year, the Company repurchased a total of 4.1 million shares of common stock at an average price of $23.39 excluding transaction fees. These purchases were made during the fiscal third-quarter common stock tender as well as in accordance with a common stock repurchase program authorized by the Board of Directors during the fiscal third quarter, which permits the Company to purchase up to 6.75 million shares of common stock. The Company intends to continue repurchasing common shares in the open market at prices it considers reasonable.

Invision® Update
Commenting on the progress of A. Schulman’s new Invision® product, Haines said, “Invision® is a revolutionary product based on new, cutting-edge technology. Our product is currently being tested by potential customers and we have received positive feedback based on the initial results of these tests. As further milestones are achieved, we will be able to provide appropriate updates on Invision®.”
Haines added, “The initial production line in our Sharon Center facility is nearing completion and is scheduled for start-up in January 2007 with the ability to produce sellable product shortly thereafter.” In addition, the Company has purchased land and begun site preparations for construction of a dedicated Invision® production facility at a greenfield plant site in Findlay, Ohio.
Invision® is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.
Balance Sheet
Cash balances have been reduced to $50.7 million as of August 31, 2006, from $102.3 million at August 31, 2005, as a result of the share buyback and the Company’s actions to improve the productivity of balance sheet assets. Debt increased to $131.7 million at the end of fiscal 2006 from $65 million a year earlier. Net debt (debt less cash) at the end of fiscal 2006 was $81.0 million compared with ($37.3) million for the previous year, for a difference of $118.3 million, primarily because of the share repurchase activity. Days sales in receivables declined by one day to 58 days in the year-to-year comparison. Days sales in inventory were flat at 73 days. Days payable increased to 31 days from 29.
Effective Tax Rates
The effective tax rates of 46.2% for the fiscal 2006 fourth quarter and 47.4% for the 12-month period were higher than the statutory rate of 35%, primarily due to losses related to the extinguishment of U.S. debt with no tax benefit, provisions for ongoing tax audits, tax cost of the repatriation of European dividends, and losses in the United States where no tax benefits have been recognized. Last year’s effective tax rate for the 12-month period was reported at the statutory rate of 35%, primarily due to the $4.4 million of tax benefits from reserves no longer required as referenced above.
Business Overview and Outlook
“Our gross margin is improving in North America despite stiff competition and weakness in the marketplace, and we expect our ongoing operational initiatives to continue to have a positive impact,” Haines said. “So far in the first quarter of fiscal 2007, we have seen demand weaken in North America primarily in the automotive market while our European business has shown consistent performance. For the long term, our prospects for Invision® remain significant as we proceed with the commercialization of that business.”
Given the confluence of expected events in fiscal 2007 — including the introduction of Invision®, ongoing savings and product development initiatives, weakening North American auto markets, and volatile commodity pricing — the Company is not providing any quarterly guidance for fiscal 2007. Overall, the Company expects fiscal 2007 net income to be above the fiscal 2006 level.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2006 fourth-quarter and full-year earnings can be accessed at 3 p.m. Eastern time on Wednesday, October 18, 2006, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-597-5329, passcode 65467374.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown; and
•	The performance of the North American auto market.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights
(in thousands except share and per share data)

	Three Months Ended		Year Ended
	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005
	(UNAUDITED)

Net sales	$421,329	$345,064	$1,616,386	$1,433,196
Cost of sales	369,415	300,791	1,396,440	1,240,557
Selling, general and administrative expenses	36,374	31,991	148,529	137,848
Interest expense	2,165	1,128	6,234	3,704
Foreign currency transaction losses	37	1,149	2,136	2,824
Minority interest	292	318	1,116	1,139
Interest income	(806)	(524)	(3,310)	(1,446)
Other income	(74)	122	(1,892)	(948)
Loss on extinguishment of debt	—	—	4,986	—
Restructuring expense — N. America	—	—	—	182

	407,403	334,975	1,554,239	1,383,860

Income before taxes	13,926	10,089	62,147	49,336
Provision for U.S. and foreign income taxes	6,433	3,628	29,485	17,243

Net income	7,493	6,461	32,662	32,093

Less: preferred stock dividends	(13)	(13)	(53)	(53)

Net income applicable to common stock	$7,480	$6,448	$32,609	$32,040

Weighted average number of shares outstanding:
Basic	28,191,718	30,657,697	29,961,580	30,619,780
Diluted	28,641,628	30,987,626	30,394,210	31,049,790

Earnings per share:
Basic	$0.27	$0.21	$1.09	$1.05
Diluted	$0.26	$0.21	$1.07	$1.03
Condensed Balance Sheet

	August 31, 2006	August 31, 2005

Assets
Current assets	$627,348	$577,967
Other assets	28,310	25,084
Net property, plant and equipment	186,879	181,311

	$842,537	$784,362

Liabilities and stockholders’ equity
Current liabilities	$223,561	$172,255
Long-term debt	120,730	63,158
Deferred credits and other long-term liabilities	93,674	86,846
Stockholders’ equity	404,572	462,103

	$842,537	$784,362

Supplemental Segment Information (Unaudited)
(in thousands)

Three months ended August 31, 2006:	North America	Europe	Other	Consolidated
Sales to unaffiliated customers	$124,048	$297,281	$—	$421,329

Gross profit	$12,365	$39,549	$—	$51,914

Income (loss) before interest and taxes	$(2,210)	$17,495	$—	$15,285
Interest expense, net	—	—	(1,359)	(1,359)

Income (loss) before taxes	$(2,210)	$17,495	$(1,359)	$13,926

Three months ended August 31, 2005:
Sales to unaffiliated customers	$112,008	$233,056	$—	$345,064

Gross profit	$9,808	$34,465	$—	$44,273

Income (loss) before interest and taxes	$(3,514)	$14,208	$—	$10,694
Interest expense, net	—	—	(605)	(605)

Income (loss) before taxes	$(3,514)	$14,208	$(605)	$10,089

Year ended August 31, 2006:	North America	Europe	Other	Consolidated
Sales to unaffiliated customers	$493,644	$1,122,742	$—	$1,616,386

Gross profit	$56,120	$163,826	$—	$219,946

Income (loss) before interest, debt extinguishment and taxes	$(9,069)	$79,126	$—	$70,057
Interest expense, net	—	—	(2,924)	(2,924)
Loss on extinguishment of debt	—	—	(4,986)	(4,986)

Income (loss) before taxes	$(9,069)	$79,126	$(7,910)	$62,147

Year ended August 31, 2005:
Sales to unaffiliated customers	$439,441	$993,755	$—	$1,433,196

Gross profit	$46,282	$146,357	$—	$192,639

Income (loss) before interest, restructuring and taxes	$(11,000)	$62,777	$—	$51,777
Interest expense, net	—	—	(2,259)	(2,259)
Restructuring expense — N. America	(182)	—	—	(182)

Income (loss) before taxes	$(11,182)	$62,777	$(2,259)	$49,336